EXHIBIT 99

NEWS RELEASE
------------


FOR IMMEDIATE RELEASE                   Contact:  Robert E. Evans
---------------------                             Chairman and CEO
November 14, 2003                                 (740) 373-3155


        MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc.
(Nasdaq: PEBO) yesterday declared a cash dividend of $0.18 per share.
         The fourth quarter dividend represents a 5.9% increase compared to the previous quarter's cash dividend of $0.17 per share, and will be paid on January 2, 2004, to shareholders of record at December 15, 2003.
         "Dividends are now more valuable to investors, and we have responded by raising our dividend payout in the second half of the year," commented Robert E. Evans, Chairman and CEO. "This year will mark the 38th consecutive year of increased dividends at Peoples Bancorp, and we will continue to look at raising dividends as an effective method of reaching our goal of enhanced shareholder return."
         At November 7, 2003, Peoples Bancorp had 10.6 million shares outstanding. Including the fourth quarter dividend of $0.18 per share, Peoples Bancorp will have increased its dividend 15.4% over $0.56 per share paid in 2002.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 49 sales offices and 32 ATMs in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO." Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

                                 END OF RELEASE